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                                                                       EXHIBIT 5
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                  [LETTERHEAD OF EPSTEIN BECKER & GREEN, P.C.]



                               February 16, 1999

Correctional Services Corporation
1819 Main Street
Suite 1000
Sarasota, Florida  34236

Ladies and Gentlemen:

          We have acted as counsel to Correctional Services Corporation (the "Company") in connection with its filing on February 8, 1999 with the Securities and Exchange Commission of a registration statement on Form S-4 (which registration statement, as amended at the time of its effectiveness is hereinafter referred to as the "Registration Statement") covering shares of the Company's authorized and unissued shares of common stock, $.01 par value (the "Shares").

          As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

          On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and, when issued in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of such Registration Statement.

                              Very truly yours,

                              EPSTEIN BECKER & GREEN, P.C.

                              /s/ Epstein Becker & Green, P.C.